CHORDIANT SOFTWARE PROMOTES PETER NORMAN
TO CHIEF FINANCIAL OFFICER

Has Over 25-Years of Leadership Experience and Deep Expertise in Finance,
Accounting and Audit Functions

CUPERTINO, CA -- MARCH 8, 2006 - Chordiant Software, Inc. (Nasdaq: CHRD), the leading provider of Customer Experience (CxTM) software and services, today announced the promotion of Peter S. Norman to Vice President and Chief Financial Officer, replacing George de Urioste, who is leaving to pursue other opportunities.

"We are promoting Peter Norman because of his strong leadership experience and deep expertise in finance, accounting and audit functions," Steven R. Springsteel, Chordiant President and CEO, said. "Pete has been a key member of the finance organization since August 2004, and has made significant contributions to building a solid finance organization and overseeing the management of internal and external audit functions." In his new role as Chief Financial Officer, Mr. Norman will be responsible for Chordiant's accounting, finance and reporting functions.

In making the announcement, Mr. Springsteel said "We wish George well in his future endeavors and thank him for his efforts in guiding Chordiant's finance team during 2005, which was a difficult time in the Company's history."

"I appreciate having the opportunity to guide Chordiant to improvements in corporate governance," said George de Urioste. "My decision to depart is in consideration of new opportunities outside of Chordiant. I wish all team members the best," he added.

Mr. Norman holds a Bachelor of Science Degree, cum laude, from Humboldt State University with a major in accounting. He is a Certified Public Accountant (CPA), a member of the American Institute of Certified Public Accountants, and a member of the California State Society of Certified Public Accountants.

Mr. Norman joined Chordiant in August 2004 as Director of Finance and was named Vice President and Corporate Controller in March 2005. He played a key role in guiding the Company through a challenging period in 2005. Prior to Chordiant, he spent 12 years as a senior manager in the audit practice of KPMG Peat Marwick LLP. He also served in senior financial and operational positions with several private companies.

About Chordiant Software, Inc.
Chordiant solutions and services help major enterprises around the world deliver the best possible customer experience. Unlike traditional business applications, Chordiant Customer Experience (Cx) solutions blend insight with agile business strategies and decisions to uniquely understand the customer's behavior. This deeper understanding develops a lasting, one-to-one relationship that aligns the most appropriate value proposition to each consumer. With Chordiant Cx solutions, customer loyalty, operational productivity and profitability reach unprecedented levels of return. For more information, visit Chordiant at www.chordiant.com

Chordiant and the Chordiant logo are registered trademarks of Chordiant Software, Inc. The Customer Experience Company and Cx are trademarks of Chordiant Software, Inc. All other trademarks and registered trademarks are the properties of their respective owners.

Chordiant Investor Relations Contact:
Steve Polcyn
Chordiant Software, Inc.
(408) 517-6282
steve.polcyn@chordiant.com